Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Foresight Autonomous Holdings Ltd. (the “Company”) relating to the financial statements of the Company appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2019.

/s/ Brightman Almagor Zohar & Co.

A Firm in the Deloitte Global Network

Tel Aviv, Israel

December 28, 2020